Exhibit 16(a)(1)(iv)

CODDLE CREEK FINANCIAL CORP.

Offer to Purchase for Cash

All Shares of its Common Stock, No Par Value,

Held by Holders of 99 or Fewer Shares

THIS OFFER WILL EXPIRE AT 5:00 P.M., EASTERN STANDARD TIME,

ON WEDNESDAY, OCTOBER 29, 2003, UNLESS EXTENDED OR EARLIER TERMINATED.

October 1, 2003

To Our Clients:

Enclosed for your consideration is an Offer to Purchase, dated October 1, 2003 (the white document in your package), and the related Letter of Transmittal (the blue document in your package), which together constitute the “Offer,” in connection with the offer by Coddle Creek Financial Corp. (“Coddle Creek”), to purchase shares of its common stock (the “Shares”) held by holders of 99 or fewer Shares at a purchase price of $38.00 per Share, upon the terms and conditions set forth in the Offer.

We are the owner of record of Shares held for your account. Therefore, we are the only ones who can tender your Shares, and then only pursuant to your instructions. We are sending you the Letter of Transmittal for your information only; you cannot use it to tender Shares we hold for your account.

Please instruct us as to whether you wish us to tender the Shares we hold for your account on the terms and subject to the conditions of the Offer.

We call your attention to the following:

1. Only those stockholders owning 99 or fewer Shares are eligible to participate in this Offer;

2. If you decide to accept the Offer, you must tender all of the Shares that you own, either in your name or beneficially. Partial tenders will not be accepted.

3. Coddle Creek intends to deregister its common stock with the Securities and Exchange Commission and become a private company if, after the completion of the Offer, it has fewer than 300 stockholders of record.

4. The Offer will expire at 5:00 p.m., Eastern Standard Time, on Wednesday, October 29, 2003; and

5. Once you tender your Shares in the Offer, you may not withdraw them.

If you wish to have us tender your Shares, please so instruct us by completing, executing and returning to us the instruction form set forth below. An envelope to return your instruction form to us is enclosed.

YOUR INSTRUCTION FORM SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF ON OR BEFORE THE EXPIRATION DATE OF THE OFFER. THE OFFER EXPIRES AT 5:00 P.M., EASTERN STANDARD TIME, ON WEDNESDAY, OCTOBER 29, 2003.

The Offer is being made to all holders of 99 or fewer Shares. Coddle Creek is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If Coddle Creek becomes aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, Coddle Creek will make a good faith effort to comply with the law. If, after a good faith effort, Coddle Creek cannot comply with the law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in that jurisdiction.

IF YOU HOLD MORE THAN 99 SHARES OF CODDLE CREEK COMMON STOCK,

YOU MAY NOT PARTICIPATE IN THE OFFER.